SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 21, 2006
STANDARD MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Indiana	0-20882	35-1773567

(State or Other Jurisdiction of Incorporation) File Number)	(Commission Identification No.)	(IRS Employer

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 574-6200
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
     On July 21, 2006, the Registrant was declared to be in default under a note made by it in favor of John Tac Hung Tran and Cynthia J. Wareing — Tran (the “Lenders”) in the original principal amount of $2,800,000 (the “Note”). As a result, the Lenders advised the Registrant that its total payment obligations under the Note were accelerated as of that date and immediately due and payable.
Background
     On July 21, 2005, the Registrant acquired Rainier Home Health Care Pharmacy, Inc. (“Rainier”). The Lenders were the shareholders of Rainier. Since that time, Rainier has been operated as a subsidiary of the Registrant and Mr. Tran has served as its president. On April 12, 2006, the Lenders loaned the Registrant $2.8 million pursuant to the Note. The Registrant’s payment obligations under the Note are guaranteed by Rainier and certain other operating pharmacy subsidiaries of the Registrant (the “Guarantors”) pursuant to a Guaranty Agreement dated April 12, 2006 in favor of the Lenders (the “Guaranty”). The Note is secured by the assets of each of the Guarantors (the “Collateral”). The Note bears interest at 8.25% per annum, with interest payable quarterly, commencing on June 30, 2006 and continuing until the outstanding principal amount under the Note is paid in full. The Note provides for various events of default, including, among other things, if the Lenders, in their judgment, determine that the Registrant “is unable to meet its day-to-day obligations and is unable within ten (10) calendar days to provide reasonable evidence to the contrary.” The Note further provides that if an event of default occurs and is continuing, the entire outstanding principal balance shall, at the option of the Lenders, become immediately due and payable.
Events Giving Rise to Filing
     On July 7, 2006, the Registrant received notice from the Lenders stating that the Registrant had defaulted under two provisions of the Note: (i) that the Registrant failed to make the interest payment due on June 30, 2006 (the “Interest Payment Default”); and (ii) that the Registrant “has failed and is unable to meet its day-to-day obligations” (the “Section 3.02(d) Default”). The Registrant disputes the allegation that a Section 3.02(d) Default has occurred. To support its claim regarding the alleged Section 3.02(d) Default, the Lenders cited several past due invoices, among other things. The Lenders further filed a Notice of UCC Sale of the Collateral. On July 10, 2006, the Registrant remitted to the Lenders the late interest payment, and in a letter from counsel to the Lenders dated July 13, 2006, the Lenders acknowledged that such payment cured the Interest Payment Default. The same July 13, 2006 letter extended until July 21, 2006 the cure period with regard to the alleged Section 3.02(d) Default, continued the UCC Sale of the Collateral until July 28, 2006. On July 24, 2006, counsel to the Lenders advised the Registrant that the Registrant had not cured the Section 3.02(d) Default, thus triggering the acceleration of the Registrant’s obligations under the Note to immediately pay the full $2.8 million, plus interest, and attorneys fees of approximately $37,000 and indicating that the Lenders intend to proceed with the UCC Sale of the Collateral. On July 27, 2006 an affiliate of the Registrant reached an oral agreement with the Lenders to pay off all amounts due under the Note.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION
By:	/s/ Stephen M. Coons
	Name:	Stephen M. Coons
	Title:	Executive Vice President and General Counsel

Dated: July 27, 2006